          Basket Linked Capped Buffered Underlying Securities (BUyS)

                U.S. Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of September 2, 2009

CUSIP:                         2515A0 R4 7

Issuer:                        Deutsche Bank AG, London Branch

Maturity / Tenor:              2 Years

Basket:                        Weighted Basket comprised of the S&P Midcap 400(R) Index and Russell
                               2000(R) Index (each, a Basket Index and collectively, the Basket Indices)

Initial Basket Level:          100

Final Basket Level:            100 x [1 + (S&P Midcap 400 Return x 60.00%) + (Russell 2000 Return x 40.00%)],
                               S&P Midcap 400 Returns and Russell 2000 Return are each the performance of the respective Basket Indices, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date.

Basket Return:                      Final Basket Level - Initial Basket Level
                                                 Initial Basket Level

Participation Rate:            200% (subject to the Basket Return Cap)

Basket Return Cap:             8.50% - 12.50%  (TBD on Trade Date)

Maximum Return:                17.00% - 25.00%  (TBD on Trade Date)

Buffer Level:                  15% of the Initial Basket Level (first 15% depreciation of the Basket is fully protected)

Payment at Maturity:           If the Final Basket Level:

                               (a) is greater than or equal to the Initial Basket Level, a cash payment equal to the Basket Return, which is subject to the Basket Return Cap, multiplied by the Participation Rate.  Accordingly, subject to the Maximum Return,  the
                               Payment at Maturity will be:  $1,000 + ($1,000 x Basket Return x Participation
                               Rate); OR

                               (b)  is less than the Initial Basket Level, and such decline is equal to or less than the Buffer Level, the Payment at Maturity will be $1,000; OR

                               (c) is less than the Initial Basket Level, and such decline is greater than the Buffer Level, the Payment at Maturity will be $1,000 + [$1,000 x (Basket
                               Return + Buffer Level)].

Discounts and Commissions:     The Agents will not receive a commission in connection with the sales of the
                               BUyS.  Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 face amount.  Deutsche
                               Bank Securities Inc. may pay custodial fees to other broker-dealers of up to
                               0.25% or $2.50 per $1,000 face amount.

Agents:                        Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

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                         Best Case Scenario at Maturity
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If the Basket Return is positive, investors will receive 200% of the performance of the Basket Return at maturity, subject to a Basket Return Cap of between 8.50% and 12.50% (TBD on Trade Date) for a Maximum Return of 17.00% and
25.00% (TBD on Trade Date).

                        Worst Case Scenario at Maturity
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If the Final Basket Level is lower than the Initial Basket Level by more than the Buffer Level, an investment in the BUyS will decline by 1% for every 1%
decline in the Basket beyond the Buffer Level. Subject to the credit of the
Issuer, the maximum loss at maturity on an investment is 85%.

                                    Benefits
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|X|  U.S. equity index exposure with principal protection for first 15% of any depreciation and upside leverage, subject to the Basket Return Cap

|X|  200% of any positive Basket Return up to the Basket Return Cap

|X|  The BUyS will outperform the Basket at maturity if the Final Basket Level is below the Initial Basket Level

                                     Risks
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|X|  Because BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the weighted performance of the Basket Indices, you may lose up to 85% of your initial investment

|X|  Return on the BUyS is limited by the Basket Return Cap, and you will not benefit from any appreciation of the Basket beyond the Basket Return Cap

|X|  Return on the BUyS is linked to the value of the Basket without taking into consideration the value of dividends paid on the component stocks of the Basket Indices

|X|  An investment in BUyS is subject to the credit of the Issuer

                                Important Dates
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 Offering Period:.................September 1 - September 25, 2009

 Trade Date:....................................September 25, 2009

 Settlement Date:...............................September 30, 2009

 Final Valuation Date:..........................September 27, 2011

 Maturity Date:.......................September 30, 2011 (2 Years)

                                                 ISSUER FREE WRITING PROSPECTUS
                                                     Filed Pursuant to Rule 433
                                           Registration Statement No.333-137902
                                       Dated September 2, 2009 R-6034-1 [08/08]

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 NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE VALUE * NO BANK GUARANTEE NOT A
              DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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Capped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 15%, a Participation Rate of 200% and a Basket Return Cap of 10.50%)
Change in Basket Indices (%)	Basket Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
-40.00%	-40.00%	-25.00%	$750.00
-30.00%	-30.00%	-15.00%	$850.00
-15.00%	-15.00%	0.00%	$1000.00
-5.00%	-5.00%	0.00%	$1000.00
0.00%	0.00%	0.00%	$1000.00
5.00%	5.00%	10.00%	$1100.00
10.00%	10.00%	20.00%	$1200.00
15.00%	10.50%	21.00%	$1210.00
25.00%	10.50%	21.00%	$1210.00
30.00%	10.50%	21.00%	$1210.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors
YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS – The BUyS do not guarantee any return of your initial investment in excess of $150 per $1,000 face amount. The return on the BUyS at maturity is linked to the weighted performance of the Basket Indices and will depend on whether, and the extent to which, the Basket performance is positive or negative.

THE RETURN ON YOUR BUyS IS LIMITED BY THE BASKET RETURN CAP - The Basket Return cannot exceed the Basket Return Cap of between 8.50% and 12.50% (to be determined on the Trade Date) and your payment at maturity is limited to a maximum payment of between $1,170.00 and $1,250.00 (to be determined on the Trade Date) for each $1,000 face amount of the BUyS you hold, regardless of any increase in the Basket beyond the Basket Return Cap.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY - Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Basket Indices.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES OR THE MARKET VALUE OF THE BUyS - We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Basket Indices or the value of the BUyS.

POTENTIAL CONFLICTS - Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS - In addition to the level of the Basket Indices on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

LACK OF LIQUIDITY - There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER - Price movements in the Basket Indices may not correlate with each other. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

COUNTERPARTY RISK - The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR - Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 728J/A  and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 728J/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

DWS Structured Products    1.866.637.9185    www.dws-sp.com